Exhibit 99.1

FINAL

For more information, contact:

Inna Vyadro	William J. Stuart

Director of Investor Relations	Chief Financial Officer

Avici Systems	Avici Systems

978-715-2300	978-715-2300

ivyadro@avici.com	wstuart@avici.com

Avici Systems Announces Ex-Dividend Date for Special Cash Dividend

North Billerica, MA, May 31, 2007 — Avici Systems Inc. (NASDAQ: AVCI), today announced that NASDAQ has notified the Company that the ex-dividend date for its recently declared special cash dividend will be June 7, 2007.

The ex-dividend date is the date on or after which the security begins to trade without the right to receive the dividend payment.

On April 18, 2007 Avici announced that its Board of Directors has declared a special cash dividend of $2.00 per share, or approximately $28 million. The dividend will be paid on June 22, 2007 to shareholders of record as of June 11, 2007.

Avici is a trademark of Avici Systems Inc.

This release contains information about Avici’s future expectations, plans, and prospects, including Avici’s expectations regarding the time, size and payment of the special dividend that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, any decision by Nasdaq to change the ex-dividend date, as well as the Company’s ability to pursue Avici’s ability to manage the transition of its core router business, the early stage of its Soapstone Networks, the Company’s future financial position and results of operation, market acceptance of Avici products, services and enhancements, dependence on our major customer, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes, reliance on technology and distribution partners, and other risks set forth in Avici’s filings with the Securities and Exchange Commission. Avici does not undertake any duty to update forward-looking statements.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.